Exhibit 5.1

Walder Wyss Ltd. Seefeldstrasse 123 P.O. Box 8034 Zurich Switzerland Telephone +41 58 658 58 58 Fax +41 58 658 59 59 www.walderwyss.com

To:

CRISPR Therapeutics AG

Baarerstrasse 14

6300 Zug

Switzerland

Zurich, as of 29 July 2021

CRISPR Therapeutics AG – Swiss Legal Opinion (Securities Being Registered under Registration Statement on Form S-3)

Dear Madam, Dear Sir,

We have acted as Swiss counsel to CRISPR Therapeutics AG, Zug, Switzerland (the Company) in connection with the Company’s filing of a Registration Statement on Form S-3 automatic shelf registration (as amended or supplemented, the Registration Statement) pursuant to the Securities Act of 1933, as amended (the Securities Act), for the purpose of registering certain securities, including common shares, par value of CHF 0.03 each, of the Company (such common shares, the Common Shares) which may be issued in an unspecified number. The Registration Statement provides that the Common Shares may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

Attorneys admitted in Switzerland or in a EU/EFTA state are registered with the attorneys’ registry	Page 1 of 6

1.	Scope and Limitation of Opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss courts. Such law and its interpretation are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment. Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter. For purposes of this opinion, we have not conducted any due diligence or similar investigation or verification as to any matters stated herein. In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2.	Documents

For purposes of rendering the opinion expressed herein, we have received the following documents (the Documents):

(a)	a .pdf copy of the Registration Statement, including the Prospectus contained therein;

(b)	a certified copy of the articles of association of the Company in their version of 10 July 2021 (the Articles);

(c)	a .pdf copy of the organizational regulations of the Company dated 18 October 2016 (the Organizational Regulations);

(d)	a .pdf copy of a certified excerpt from the registry of the Commercial Register of the Canton of Zug, dated 27 July 2021 relating to the Company (the Excerpt).

No documents have been reviewed by us in connection with this opinion other than the Documents listed in this Section 2 (Documents).

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein.

3.	Assumptions

In rendering the opinion below, we have assumed:

(a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

(b)

the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined, and the accuracy of all factual information contained in, or statements given in connection with, the Documents;

(c)	the Registration Statement has been or will be duly filed by the Company;

(d)	the Company is solvent at all relevant times;

(e)

that the information provided in the Documents (in particular in the Excerpt, the Articles and the Organizational Regulations) are true, correct, complete and up to date as of the date hereof and that there are no facts outstanding or matters resolved that are not reflected in the Documents, and no Shares have been issued based on the conditional share capital of the Company, other than as reflected in the number of shares as set forth in the Articles and the Excerpt;

(f)

to the extent the Company issues Common Shares out of the conditional share capital of the Company, the performance of the contribution in money shall be made at a banking institution subject to the Federal Law of November 8, 1934, Relating to Banks and Savings Banks, as amended, and in accordance with the applicable provisions of the Swiss Code of Obligations, or, in case of performance of the contributions by way of set-off, in accordance with the applicable provisions of the Swiss Code of Obligations;

(g)	the exercise notice with respect to Common Shares issued out of the Company’s conditional share capital will be duly delivered in accordance with Swiss law and all other applicable requirements; and

(h)

that (i) the number of Common Shares will not exceed the number of Common Shares that may be issued under the Articles, (ii) the Registration Statement and Prospectus will continue to be effective, (iii) the issuance of and payment for the Common Shares will be made in compliance with the Registration Statement, (iv) the consideration received by the Company for the issuance of the Common Shares will be fully paid and will not be less than the par value of such Common Shares, (v) the issuance of the Common Shares will be duly authorized by the board of directors of the Company and, if required, the general meeting of shareholders of the Company, (vi) the issuance of the Common Shares will be made in accordance with the articles 647–653i, 936a–937 and 973c of the Swiss Code of Obligations (CO), the relevant intermediated securities regulations and commercial registry regulations, the Articles (as may be amended from time to time), the Organizational Regulations, any applicable law or any requirement or restriction imposed by any court or governmental body having jurisdiction on the Company, (vii) the Common Shares, to the extent required under applicable Swiss law, will be registered in the competent commercial register in Switzerland, and (viii) the issuance of the relevant Common Shares has been published in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt).

4.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the following opinion:

The Common Shares, if and when issued by the Company, will be validly issued, fully paid in (up to their nominal value) and non-assessable.

5.	The above opinion is subject to the following qualifications:

(a)

The lawyers of our firm are members of the Swiss bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)

This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

(c)

We express no opinion as to whether the withdrawal of shareholders’ pre-emptive rights (Bezugsrechte) and/or advance subscription rights (Vorwegzeichungsrechte) in connection with the offering and issuance of Common Shares out of the authorized share capital or conditional share capital of the Company complies with Swiss law and the Articles.

(d)	When used in this opinion, the term “non-assessable” means that no further contributions have to be made to the Company by the relevant holder of the Common Shares.

(e)	We express no opinion as to the future availability of authorized and conditional share capital of the Company.

(f)

Notwithstanding the registration of the authorized and the conditional share capital with the competent commercial register, the respective provisions in the Articles establishing the authorized and the conditional share capital or the issuance of the Common Shares may be challenged by dissenting shareholders of the Company or others in court or otherwise.

(g)

Any Common Shares to be issued by the Company will not be fully fungible and will not rank pari passu with the existing and outstanding Common Shares until such Common Shares have been duly entered into the Company’s register of uncertificated securities (Wertrechtebuch) and are duly recorded in an account at The Depository Trust Company.

(h)

Any issuance of Common Shares out of the Company’s conditional share capital must be confirmed by the auditor of the Company, and amended Articles reflecting the issuance of Common Shares from the Company’s conditional share capital, together with said confirmation by the Company’s auditor, must be filed with the competent commercial register no later than three months after the end of the Company’s fiscal year.

(i)

Any newly issued Common Shares will have to be registered with the competent commercial register to be validly issued, except that in relation to Common Shares issued out of the conditional share capital of the Company registration in the competent commercial register is not a pre-condition to the issuance of such Common Shares.

(j)

The exercise of voting rights and rights related thereto with respect to any Common Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

(k)

It should be noted that pursuant to article 706 and 706a of the CO, the shareholders are entitled to challenge resolutions adopted by the shareholders’ meeting (Generalversammlungsbeschlüsse) that violate the law or a company’s articles of association by initiating legal proceedings against a company within two months following such meeting. Such period has not lapsed with respect to the ordinary shareholders’ meeting dated 10 June 2021, approving, inter alia, certain changes to the Company’s articles of association.

(l)	We express no opinion as regards the Common Shares which have already been issued prior to the date of this opinion.

(m)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement and the Prospectus.

(n)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

6.	Miscellaneous

(a)	We do not assume any obligation to advise you of any changes in applicable law or any other matter that may come to our attention after the date hereof that may affect our opinion expressed herein.

(b)

We hereby consent to the filing of this opinion on the date hereof with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the incorporation by reference of this opinion in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

(c)

This opinion and all matters relating to this opinion are governed by and shall be construed in accordance with the substantive laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being city of Zurich.

Yours faithfully,

Walder Wyss AG

/s/ Alex Nikitine

Alex Nikitine